EXHIBIT 5





August 22, 1997


USG Corporation
125 South Franklin Street
Chicago, Illinois 60606-4678

      Re:                1,650,000 Shares of Common Stock
                         ($0.10 par value) and 1,650,000
                         Preferred Share Purchase Rights

Ladies and Gentlemen:

I have acted as counsel for USG Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 1,650,000 shares of the Company's Common Stock, $0.10 par value (the "Common Stock"), which may be issued pursuant to the Company's Omnibus Management Incentive Plan (the "Plan") and 1,650,000 Preferred Share Purchase Rights which currently are attached to, and trade with, the Common Stock.

I have examined or considered:

                         1.  A copy of the Company's Restated
                         Certificate of Incorporation.

                         2.  The By-Laws of the Company.

                         3. Copies of resolutions duly adopted by the Board of Directors of the Company relating to the Plan.

                         4.  A copy of the Plan.

In addition to the examination outlined above, I have conferred with various officers of the Company and have ascertained or verified, to my satisfaction, such additional facts as I deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that:

                         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                         (b) All legal and corporate proceedings necessary for the issuance of shares of Common Stock under the Plan have been duly taken, and the Common Stock, upon issuance pursuant to the terms of the Plan, and the
                         Preferred Share Purchase Rights, will be duly authorized, legally and validly issued, fully paid and nonassessable.

I hereby consent to all references to me in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.



                                            Very truly yours,

                                            /s/ Dean H. Goossen
                                            -------------------
                                            Dean H. Goossen